Exhibit 10.5

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”), dated as of July 1, 2004, is by and between Alliance Gaming Corporation, a Nevada corporation (the “Company”), and Kirkland Investment Corporation, a Delaware corporation (“Kirkland”).

BACKGROUND

The Company and Kirkland are parties to a letter agreement, dated July 1, 1997, as amended by an amendment thereto dated July 31, 1997 and an amendment thereto dated January 4, 2000 (as amended, the “Letter Agreement”), pursuant to which Kirkland has provided certain financial advisory services and related support services to the Company.  Joel Kirschbaum (“Kirschbaum”) owns 100% of the stock of Kirkland.  In addition, Kirschbaum is currently an employee and a director of the Company, and has an employment agreement with the Company.  The Letter Agreement and Kirschbaum’s employment agreement with the Company expire on June 30, 2004.

The Company is currently experiencing a period of rapid growth in an increasingly complex multi-jurisdictional gaming industry which is dynamic and challenging.  In recognition of the industry experience and experience with the Company possessed by Kirkland, the Company desires to engage the services of Kirkland and Kirkland is willing to provide the requested Services (as defined herein) pursuant to the terms and conditions of this Agreement.  .

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.             Services.

(a)           During the term of this Agreement, as set forth in Section 3 hereof (the “Term”), Kirkland shall provide the Company with such advisory and related services as the Company may reasonably request from time to time which shall include, but not be limited to, (the “Services”):

(i)            Providing analysis and advice relating to (a) out-of-the ordinary transactions, including, but not limited to, merger and acquisition transactions, which is contemplated to include the type of research and analysis that is customarily undertaken, on a summary or preliminary basis, by third-party investment banking firms, and (b) capital structure, financing and refinancing transactions, application of excess cash flow and working capital balances and similar matters.  Such advice is anticipated to include reasoned, informed and detailed opinions and analysis, but is not contemplated to include the level of comprehensive financial advisory work that would be undertaken by an investment banking firm for significant transactions in the absence of a specific engagement;

(ii)           Providing analysis, advice and suggestions to senior management and the Alliance Gaming Board about industry trends and business opportunities, including but not limited to joint ventures, intellectual property and other licensing, investments, financing commitments (e.g., funding Indian gaming ventures) and other strategic transactions, including review of terms and conditions, comparison to other similar transactions and recommendations as to suggested courses of action;

(iii)          Maintaining on-going general and specific industry experience and expertise, consistent with the level currently provided, as a resource for both the Alliance Gaming Board and senior management with particular emphasis on the application of this expertise to actionable recommendations related to business strategy and development of strategic alternatives;

(iv)          Providing the services summarized in paragraph 1(a)(i) through 1(a)(iii) above on a proactive, on-going basis.  Kirkland will also provide financial and business advisory services and related services as the Alliance Gaming Board and senior management may reasonably request from time to time.

(b)           The Company, in its sole discretion, may request Kirkland to work on a strategic financing and/or M&A transaction with compensation as currently established and approved by the Board of Directors on April 22, 2003.

2.             Compensation.

(a)           Annual Fee.  As compensation for the provision of the Services provided pursuant to this Agreement, the Company shall pay to Kirkland an annual fee of $600,000, to be paid in 12 monthly installments per year.  Each installment shall be due and paid in advance by the first day of each month beginning July 1, 2004.

(b)           Business Expenses.  The Company shall reimburse Kirkland for all reasonable and necessary out-of-pocket expenses incurred or paid by Kirkland and its officers and employees which relate directly to the provision of Services under this Agreement; provided, however, that any single expense item in excess of $5,000 must be approved in advance by the Chief Executive Officer or the Chief Financial Officer of the Company, which approval shall not be unreasonably withheld or delayed.  Kirkland shall provide appropriate supporting documentation for such expenses.  The Company shall pay Kirkland for such expenses within thirty (30) days after receipt of an invoice for such reimbursement.

3.             Term and Termination.

(a)           Term.  The Term of this Agreement shall be for a period of three and one-half (3.5) years, commencing on July 1, 2004 and terminating on December 31, 2007 (the “Term”), unless earlier terminated as provided herein.

(b)           Termination.  This Agreement may be terminated prior to expiration of the Term as follows:

(i)            By Kirkland.  If Kirschbaum voluntarily resigns from the Board, or otherwise provides the Company with written notice of his voluntary termination of this Agreement prior to the expiration of the Term, this Agreement shall terminate as of the date of such resignation or termination, and the Company shall have no further obligations to

Kirkland or Kirschbaum or his heirs or estates or its successors and assigns under this Agreement.

(ii)           By the Company.  [a]  If the Board requests in writing that Kirschbaum resign from the Board, or Kirschbaum is not re-nominated or having been nominated is not re-elected to serve on the Board, or otherwise provides Kirschbaum with written notice of termination of this Agreement, other than for Cause (as herein defined) prior to the expiration of the Term, this Agreement shall terminate as of the date of the Board’s request or notice.  In such circumstances, the Company shall pay Kirkland the remainder, if any, of the fees due under Section 2(a) of this Agreement for the remainder of the Term, to be paid in accordance with the payment provisions set forth in such section.  [b]  For purposes of this Agreement, “Cause” shall mean (i) Kirkland’s or Kirschbaum’s willful and continual failure to substantially perform its or his duties with the Company (other than a failure resulting from Kirschbaum’s becoming Disabled) and such failure continues for a period of thirty (30) days after its receipt of written notice from the Company providing a reasonable description of the basis for the determination that Kirkland has failed to perform its duties; (ii) Kirkland’s or Kirschbaum’s conviction of a felony other than a conviction not disclosable under the federal securities laws; (iii) Kirkland’s or Kirschbaum’s breach of this Agreement in any material respect and such breach is not susceptible to remedy or cure or has already materially damaged the Company, or such breach is susceptible to remedy or cure and no such damage has occurred and such breach is not cured or remedied reasonably promptly after Kirkland’s or Kirschbaum’s receipt of written notice from the Company providing a reasonable description of the breach; (iv) Kirkland’s or Kirschbaum’s failure to qualify (or having so qualified being thereafter disqualified) under a suitability or licensing requirement of any jurisdiction or regulatory authority that is material to the Company and to which Kirkland or Kirschbaum may be subject by reason of its or his position with the Company and its affiliates or subsidiaries; (v) the Company’s having obtained from any source information with respect to Kirkland or Kirschbaum or this Agreement that could reasonably be expected, in the reasonable written opinion of both the Company and its outside counsel, to jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority; or (vi) conduct to the material detriment of the Company that is dishonest, fraudulent, unlawful or grossly negligent or which is not in compliance with the Company’s Code of Conduct or similar applicable set of standards or conduct and business practices set forth in writing and provided to Kirkland or Kirschbaum prior to such conduct and which has a material detriment to the Company and is not susceptible to remedy or cure by Kirkland or Kirschbaum, as the case may be.

(c)           By Death or Disability.  If Kirschbaum dies before the expiration of the Term, this Agreement shall terminate on the date of his death.  If Kirschbaum becomes disabled or incapacitated (“Disabled”) for any period of six (6) or more consecutive months or for a non-continuous period aggregating to 26 weeks in any twelve month period as a result of illness or incapacity before the expiration of the Term, the Company shall have the right to terminate this Agreement upon written notice to Kirschbaum.  In the event Kirschbaum dies or becomes Disabled, and the Company terminates the Agreement, the Company shall have no further obligations to Kirkland or Kirschbaum or its or his heirs, estate, successors or assigns under this Agreement.

(d)           In the event that this Agreement is terminated and Kirschbaum remains on the Board, he shall be entitled to secure compensation on the same basis as other non-management directors.

4.             Other Activities.  The Company explicitly acknowledges and agrees that, during the Term,  Kirkland and its officers and employees, including Kirschbaum, will also be engaged in a variety of other substantial business activities that do not relate to the business of the Company.

5.             Successors and Assigns.  Neither this Agreement nor any right or interest under it shall be assignable by either of Kirkland or the Company without the prior written consent of the other; provided, however, that Kirkland may assign its rights and interests hereunder to its parent or any subsidiary entity without such prior written consent from the Company; and provided, further, that the Company shall be obligated to cause the assignment of this Agreement pursuant to a Change of Control, as set forth in Section 6 below.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party.

6.             Change of Control.  Upon a Change of Control of the Company (as defined below), the Company shall be obligated to cause any surviving or successor entity to assume, be responsible for and honor Sections 2 and 3(b)(ii) of this Agreement.  For purposes of this Agreement, a “Change of Control” means (a) the acquisition, directly or indirectly, by any unaffiliated person, entity or group (a “Third Party”) of beneficial ownership of 50% or greater of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) consummation of (i) a reorganization, merger or consolidation of the Company, or (ii) a liquidation or dissolution of the Company or (iii) a sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party; or (c) the individuals who as of the date of this Agreement are members of the Board of Directors (together with any directors elected or nominated by a majority of such individuals) cease for any reason to constitute at least a majority of the members of the Board of Directors; except that any event or transaction which would be a “Change of Control” under clause (a) or (b)(i) or (iii) of this definition, shall not be a change of control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquiror in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

7.             Confidential Information.  Kirkland recognizes and acknowledges that it has had, and will have, during the Term, access to certain Confidential Information (as defined below) of the Company and that such information constitutes valuable, special and unique property of the Company.  Kirkland agrees that it will not, during or after the Term, disclose any of such Confidential Information to any person or entity without the prior written consent of the Company, except as necessary in the ordinary course of performing the Services hereunder or as required by law, rule or regulation.

(a)           “Confidential Information” shall mean information that is not generally known to the public, which is used, developed or obtained by the Company and/or any of its affiliates, relating to its or their business and the businesses of its or their clients, vendors or customers including, but not limited to: business and marketing strategies, products or services; fees, costs and pricing structure; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; accounting and business methods; hardware design; technology, inventions and new development and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company’s or any of its affiliates’ existing and prospective clients, customers, and vendor lists and other data related thereto; all trade secret information protected by the federal Economic Espionage Act of 1996, 18 U.S.C. § 1831 et seq.; and all similar and related information in whatever form.

(b)           “Confidential Information” shall not include any information that has been published in a form generally available to the public prior to the date upon which Kirkland proposes to disclose such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all the material features comprising such information have been published in combination.

8.             Covenant Not to Compete.  During Kirkland’s engagement under this Agreement, and in the event of Kirkland’s termination pursuant to paragraph 3(b)(ii) hereof, during the period the Company is obligated to pay Kirkland the remainder of its fees due under Section 2(a) of this Agreement, Kirkland shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest in or otherwise enter into any form of business relationship with International Game Technology, Inc., WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp., Multimedia Games, Inc., Sigma Game Inc., or any of their present and future subsidiaries, divisions, parent companies and successors (“Peer Group”).  The provisions of this Section 8 shall not prevent Kirkland from investing its assets in such form and manner as it chooses; provided, however, that Kirkland shall not have any interest, direct or indirect (other than through the Company or its subsidiaries), financial or otherwise, in any member of the Peer Group unless such interest has been approved by the Compensation Committee or such interest is, or arises solely from ownership of, less than three percent (3%) of the outstanding capital stock of such member and such capital stock is available to the general public through trading on any national, regional or over-the-counter securities market..

9.             Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if sent by facsimile, with confirmation received, or by hand delivery, (b) one business day after sending, if sent by a national overnight delivery service, such as Fed Ex, or (c) three business days after being mailed, if sent by United States certified or registered mail, return receipt requested and postage prepaid to the addresses set forth below:

If to the Company:	If to Kirkland:

Alliance Gaming Corporation	Kirkland Investment Corporation
6601 South Bermuda Road	527 Madison Avenue, 17th Floor
Las Vegas, Nevada 89119	New York, New York 10022
Attention: Chief Executive Officer	Attention:
(copy to) General Counsel
Facsimile: (702) 270-7699	Facsimile: (212) 888-1253

10.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, including, without limitation, the Letter Agreement, whether written or oral, relating to the relationship between the Company and Kirkland.

11.           Modification.  This Agreement may not be modified or amended except by an instrument in writing signed by Kirkland and the Company.

12.           Waiver.  Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.           Severability.  If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, and each such provision shall, to the full extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

14.           Successors and Assigns.  This Agreement is personal to Kirkland and may not be transferred or assigned by Kirkland.  Neither this Agreement nor any interest under it shall be assigned by the Company without the prior written consent of Kirkland; provided, however, that the Company shall be obligated to cause the assignment of this Agreement pursuant to a Change of Control, as set forth in Section 6 hereof.  This Agreement shall be binding upon and inure to the benefit of the heirs, estate, successors and permitted assigns of each party.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of law.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ALLIANCE GAMING CORPORATION

By:
Name:
Title:

KIRKLAND INVESTMENT CORPORATION

By:
Name:
Title:

FOR PURPOSES OF SECTIONS 3 AND 4 HEREOF:

JOEL KIRSCHBAUM